As filed with the Securities and Exchange Commission on August 18, 2000

                                               Registration No. ____________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                  BIOTIME, INC.
               (Exact name of Registrant as specified in charter)
                ------------------------------------------------

             California                                 94-3127919
   (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                 Identification Number)

                                        Paul E. Segall, Chief Executive Officer
        935 Pardee Street                             BioTime, Inc.
    Berkeley, California 94710                     935 Pardee Street
       (510) 845-9535                           Berkeley, California 94710
 (Address, including zip code,                         (510) 845-9535
 and telephone  number,including              (Name,  address,  including zip
 area code, of Registrant's                    code, and telephone number,
 principal executive offices)         including area code, of agent for service)

                            -------------------------
Copies of all communications, including all communications sent to the agent for service, should be sent to:
                             RICHARD S. SOROKO, ESQ.
               Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
                        250 Montgomery Street, Suite 500
                         San Francisco, California 94104
                               Tel. (415) 421-5300
                            -------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                                                          Proposed

                                                         Amount               Proposed              Maximum           Amount of
                                                         to be           Maximum Offering         Aggregate         Registration
   Title of Each Class of Securities to be Registered   Registered          Price Per Unit      Offering Price(1)        Fee(3)
                                                                                       (1)
   --------------------------------------------------   ----------         -----------------    -----------------     -------------
Warrants to Purchase Common Shares                         622,548                 --                   --                  --
Common Shares, no par value(2)                             622,548               $7.94             $4,943,031.12        $1,304.96
Total Registration Fee..............................................................................................$1,304.96
===============================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Issuable upon the exercise of the Warrants.
(3) Determined pursuant to Rule 457(c) and (g)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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------------------------------------------------------------------------------=

                 SUBJECT TO COMPLETION -- DATED AUGUST 18, 2000



PROSPECTUS

                                  BIOTIME, INC.

                              622,548 COMMON SHARES


     All of the shares offered by this prospectus are being offered for sale by a shareholder of BioTime, Inc. The selling shareholder may acquire its shares by exercising certain warrants that it owns, and then it may sell those shares from time to time on the American Stock Exchange ("AMEX") at prevailing market prices, or in privately negotiated transactions. The selling shareholder will bear all broker-dealer fees, commissions, and discounts payable in connection with the sale of its shares.

     All of the net proceeds from the sale of the shares will be received by the selling shareholder, and none of the net proceeds will be paid to BioTime. However, we may receive the exercise price of the warrants when they are exercised by the selling shareholder prior to the sale of its shares.

     The common shares are authorized for trading on the AMEX under the symbol BTX. The closing price of the common shares on the AMEX on August 17, 2000 was $8.00.


                        --------------------------------
          These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment. See "Risk Factors" on page 5.

                        --------------------------------
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of
   this prospectus. Any representation to the contrary is a criminal offense.





                 The date of this prospectus is August __, 2000

                      [This Page Intentionally Left Blank]

                               PROSPECTUS SUMMARY

     The following summary explains only some of the information in this prospectus. More detailed information and financial statements appear elsewhere in this prospectus or in the documents incorporated by reference into this prospectus. Statements contained in this prospectus that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Words such as "expects," "may," "will," "anticipates,""intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. See "Risk Factors."

                                   The Company

     BioTime, Inc. is a development stage company engaged in the research and development of synthetic solutions that can be used as blood plasma volume expanders, blood replacement solutions during hypothermic (low temperature) surgery, and organ preservation solutions. Plasma volume expanders are used to treat blood loss in surgical or trauma patients until blood loss becomes so severe that a transfusion of packed red blood cells or other blood products is required. We are also developing a specially formulated hypothermic blood substitute solution that would have a similar function and would be used for the replacement of very large volumes of a patient's blood during cardiac surgery, neurosurgery and other surgeries that involve lowering the patient's body temperature to hypothermic levels.

     Our first product, Hextend(R), is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hypovolemia is a condition often associated with blood loss during surgery or from injury. Hextend maintains circulatory system fluid volume and oncotic pressure and keeps vital organs perfused during surgery. Hextend, approved for large-volume use in major surgery, is the only blood plasma volume expander that contains hetastarch, buffer, multiple electrolytes and glucose. Hextend is designed to compete with and to replace flawed older products such as albumin and other colloid solutions, as well as crystalloid solutions, that have been used to maintain fluid volume and blood pressure during surgery.

     Hextend is being sold in the United States by Abbott Laboratories under an exclusive license from us. Abbott also has the right to sell Hextend in Canada, where an application for marketing approval is pending. We have retained all rights to manufacture, sell or license Hextend and other products in all other countries. Abbott also has a right to obtain licenses to manufacture and sell other BioTime products.

      Because Hextend is a surgical product, sales will be determined by anesthesiologists, surgeons and hospital pharmacists. Abbott's marketing program for Hextend includes, in addition to advertisements in medical journals, educational presentations for its sales force and physicians explaining the various benefits of using Hextend. Abbott is also working with hospitals to have Hextend approved for use and added to hospital formularies.

As part of the marketing program, we and Abbott are financing a number of limited medical studies comparing outcomes of patients receiving Hextend and patients receiving other products during surgery and comparing the relative cost of using Hextend compared to other products. It will take time to complete these studies and publish the results. The outcome of the planned medical studies and timing of the publication of the results could have an effect on the growth of demand for Hextend and sales by Abbott.

     We are also developing two other blood volume replacement products, PentaLyte,(R) and HetaCool,TM that, like Hextend,(R) have been formulated to maintain the patient's tissue and organ function by sustaining the patient's fluid volume and physiological balance. Various colloid and crystalloid products are being marketed by other companies for use in maintaining patient fluid volume in surgery and trauma care, but the use of those solutions can contribute to patient morbidity, including conditions such as hypovolemia, edema, impaired blood clotting, acidosis, and other biochemical imbalances. Hextend, PentaLyte, and HetaCool contain constituents that may prevent or reduce the physiological imbalances that can cause those problems. Our products do not contain albumin. Albumin produced from human plasma is also currently used as a plasma expander, but it is expensive and subject to supply shortages, and a recent FDA warning has cautioned physicians about the risk of administering albumin to seriously ill patients.

     BioTime was incorporated under the laws of the State of California on November 30, 1990. BioTime's principal office is located at 935 Pardee Street, Berkeley, California 94710. Its telephone number is (510) 845-9535.

     Hextend(R) and PentaLyte(R) are registered trademarks, and HetaCoolTM is a trademark, of BioTime, Inc.

                   Exercise of Warrants and Sale of the Shares

     The shares offered by this prospectus may be issued to our financial advisor, Greenbelt Corp., upon the exercise of certain warrants that we issued as payment for financial advisory services. Greenbelt Corp. has advised us that they have requested the registration of the shares included in this prospectus primarily to facilitate the financing of their acquisition or holding of those shares. Greenbelt believes that lenders may require the registration of the shares which would permit Greenbelt Corp. to sell its shares from time to time on the AMEX at prevailing market prices, or at prices related to the prevailing market price, or in privately negotiated transactions. In the event of the sale of shares, Greenbelt Corp. will bear all broker-dealer commissions payable in connection with the sale of its shares. See "Selling Shareholder" and "Plan of Distribution" for more information about Greenbelt Corp. and its plan.

                                  RISK FACTORS

     An investment in the shares involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. Before deciding to purchase any of the shares offered by this prospectus, you should consider the following factors which could materially adversely affect the proposed operations and prospects of BioTime and the value of an investment in BioTime. There may be other factors that are not mentioned here or of which we are not presently aware that could also affect BioTime's operations.

We May Not Succeed In Marketing Our Products Due to the Availability of Competing Products

      Our ability to generate operating revenue depends upon our success in developing and marketing our products. There can be no assurance that any of our products will be successfully marketed or that we will receive sufficient revenues from product sales to meet our operating expenses or to earn a profit. In this regard, sales of Hextend to date have not been sufficient to generate a material amount of royalties or licensing fees.

     o Hextend and our other plasma expander products will compete with other products, including albumin and other colloid solutions, and crystalloid solutions. Some of these products, in particular crystalloid solutions and generic hetastarch in saline solutions, are commonly used in surgery and trauma care and sell at low prices.

     o In order to compete with other products, particularly those that sell at lower prices, BioTime products will have to provide medically significant advantages.

     o Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

     o Competing products are being manufactured and marketed by established pharmaceutical companies. For example, DuPont Pharmaceuticals presently markets Hespan, an artificial plasma volume expander, and Abbott and Baxter International, Inc. manufacture and sell a generic equivalent of Hespan.

     o There also is a risk that our competitors may succeed in developing safer or more effective products that could render our products and technologies obsolete or noncompetitive.

We Will Spend a Substantial Amount of Our Capital on Research and Development But We Might Not Succeed in Developing Products and Technologies That Are Useful In Medicine.

     o We are attempting to develop new medical products and technologies.

     o Many of our experimental products and technologies have not been applied in human medicine and have only been used in laboratory studies on animals, and there can be no assurance that those products will prove to be safe and efficacious in the human medical applications for which they were developed.

     o The experimentation we are doing is costly, time consuming and uncertain as to its results.

     o If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money.

If We Do Not Receive FDA and Other Regulatory Approvals We Will Not Be Permitted To Sell Our Products

     The products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. This means that:

          o We will have to conduct expensive and time consuming clinical trials of new products;

          o We will incur the expense and delay inherent in seeking FDA approval of new products;

          o   A product that is approved may be subject to restrictions on use;

          o The FDA can recall or withdraw approval of a product if problems arise; and

          o We will face similar regulatory issues in foreign countries.

We Might Not Be Able To Raise Additional Capital Needed To Pay Our Operating Expenses

     We plan to continue to incur substantial research, product development, and regulatory expenses, and we will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from product sales, royalties, and license fees. We have not received significant royalties and licensing fees from the sale of Hextend. At June 30, 2000, we had cash and cash equivalents of approximately $2,400,000. We expect that our cash on hand will be sufficient to finance our operations for approximately the next twelve months, but we will have to curtail the pace of our product development efforts unless our cash resources increase through a growth in revenues or additional equity investment. Although we will continue to seek licensing fees from pharmaceutical companies for licenses to manufacture and market our products abroad, it is likely that additional sales of equity or debt securities will be required to meet our short-term capital needs. Sales of additional equity securities could result in the dilution of the interests of present shareholders. There can be no assurance that we will be able to raise additional funds on favorable terms or at all, or that any funds raised will be sufficient to permit us to develop and market our products. Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we are making progress with our research and development projects.

If We Are Unable To Enter Into Additional Licensing Or Manufacturing Arrangements, We May Have to Incur Significant Expense To Acquire Manufacturing Facilities And A Marketing Organization

     We presently do not have adequate facilities or resources to manufacture our products and the hydroxyethyl starches used in our products. We plan to enter into arrangements with pharmaceutical companies for the production and marketing of our products. We have granted Abbott an exclusive license to manufacture and market Hextend in the United States and Canada. Although a number of other pharmaceutical companies have expressed their interest in obtaining licenses to manufacture and market our products in other countries, there can be no assurance that we will be successful making other licensing arrangements. If licensing or manufacturing arrangements cannot be made on acceptable terms, we will have to construct or acquire our own manufacturing facilities and to establish our own marketing organization, which would entail significant expenditures of time and money.

Our Patents May Not Protect Our Products From Competition

      We have patents in the United States, Israel, and South Africa, and have filed patent applications in other foreign countries, for certain products, including Hextend, HetaCool, and PentaLyte. No assurance can be given that any additional patents will be issued to us, or that, if issued, those patents will provide us with meaningful patent protection, or that others will not successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial, and we might not have the resources available to defend our patent rights.

The Price and Sale of Our Products May Be Limited By Health Insurance Coverage And Government Regulation

      Success in selling our products may depend in part on the extent to which health insurance companies, HMOs, and government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment. Presently, most health insurance plans and HMOs will pay for Hextend when it is used in a surgical procedure that is covered by the plan. However, there can be no assurance that adequate health insurance, HMO, and government coverage will be available to permit our other products to be sold at prices high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products. In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

Our Business Could Be Adversely Affected If We Lose the Services Of The Key Personnel Upon Whom We Depend

      We depend to a considerable degree on the continued services of its executive officers. Although we maintain key man life insurance in the amount of $1,000,000 on the life of Dr. Paul Segall, the loss of the services of any of the executive officers could have a material adverse effect on us. In addition, our success will depend, among other factors, upon successful recruitment and retention of additional highly skilled and experienced management and technical personnel.

Because We Do Not Pay Dividends, Our Stock May Not Be A Suitable Investment For Anyone Who Need To Earn Dividend Income

     We do not pay cash dividends on our common shares. For the foreseeable future we anticipate that any earnings generated in our business will be used to finance the growth of BioTime and will not be paid out as dividends to our shareholders. This means that our stock may not be a suitable investment for anyone who needs to earn income from their investments.

Because We Are a Drug Development Company, The Price Of Our Stock May Rise And Fall Rapidly

     The market price of BioTime shares, like that of the common stock of many biotechnology companies, has been highly volatile. The price of BioTime shares may rise rapidly in response to certain events, such as the commencement of clinical trials of an experimental new drug, even though the outcome of those trials and the likelihood of ultimate FDA approval remains uncertain. Similarly, prices of BioTime shares may fall rapidly in response to certain events such as unfavorable results of clinical trials or a delay or failure to obtain FDA approval. The failure of our earnings to meet analysts' expectations could result in a significant rapid decline in the market price of our common shares. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many biotechnology companies and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common shares.

                                   THE COMPANY

          We are developing synthetic solutions that can be used as blood plasma volume expanders, blood replacement solutions during "hypothermic" or low temperature surgery, and organ preservation solutions. Plasma volume expanders are used to treat blood loss in surgical or trauma patients until blood loss becomes so severe that a transfusion of packed red blood cells or other blood products is required. We are also developing a specially formulated hypothermic blood replacement solution that would be used for the replacement of a patient's circulating blood volume during cardiac surgery, neurosurgery and other surgeries that involve lowering the patient's body temperature.

     Our first product, Hextend, is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hypovolemia is a condition often associated with blood loss during surgery or from injury. Hextend maintains circulatory system fluid volume and oncotic pressure and keeps vital organs perfused during surgery. Hextend, approved for large-volume use in major surgery, is the only blood plasma volume expander that contains hetastarch, buffer, multiple electrolytes and glucose. Hextend is designed to compete with and to replace flawed older products such as albumin and other colloid solutions, as well as crystalloid solutions, that have been used to maintain fluid volume and blood pressure during surgery. Hextend is also completely sterile to avoid risk of infection. Most health insurance reimbursements and HMO coverage now include the cost of Hextend used in surgical procedures.

     Hextend is being sold in the United States by Abbott under an exclusive license from us. Abbott also has the right to sell Hextend in Canada, where an application for marketing approval is pending. We have retained all rights to manufacture, sell or license Hextend and other products in all other countries. Abbott also has a right to obtain licenses to manufacture and sell other BioTime products.

      Because Hextend is a surgical product, sales will be determined by anesthesiologists, surgeons and hospital pharmacists. Abbott's marketing program for Hextend includes, in addition to advertisements in medical journals, educational presentations for its sales force and physicians explaining the various benefits of using Hextend. Abbott is also working with hospitals to have Hextend approved for use and added to hospital formularies.

     As part of the marketing program, we and Abbott are financing a number of limited medical studies comparing outcomes of patients receiving Hextend and patients receiving other products during surgery and comparing the relative cost of using Hextend compared to other products. It will take time to complete these studies and publish the results. The outcome of the planned medical studies and timing of the publication of the results could have an effect on the growth of demand for Hextend and sales by Abbott.

     We are also developing two other blood volume replacement products, PentaLyte and HetaCool that, like Hextend, have been formulated to maintain the patient's tissue and organ function by sustaining the patient's fluid volume and physiological balance. Various colloid and crystalloid products are being marketed by other companies for use in maintaining patient fluid volume in surgery and trauma care, but the use of those solutions can contribute to patient morbidity, including conditions such as hypovolemia, edema, impaired blood clotting, acidosis, and other biochemical imbalances. Hextend, PentaLyte, and HetaCool contain constituents that may prevent or reduce the physiological imbalances that can cause those problems. Our products do not contain albumin. Albumin produced from human plasma is also currently used as a plasma expander, but it is expensive and subject to supply shortages, and a recent FDA warning has cautioned physicians about the risk of administering albumin to seriously ill patients.

     We intend to enter global markets through licensing agreements with overseas pharmaceutical companies. By licensing its products abroad, we will avoid the capital costs and delays inherent in acquiring or establishing its own pharmaceutical manufacturing facilities and establishing an international marketing organization. A number of pharmaceutical companies in Europe, Asia and other markets around the world have expressed their interest in obtaining licenses to manufacture and market our products. Our management is continuing to meet with representatives of interested companies. In addition, we are discussing an arrangement with a leading producer of the hydroxyethyl starch used in Hextend through which we would obtain a source of supply of that ingredient and assistance in regulatory matters for approval of Hextend for the European market.

     We are also pursuing a global clinical trial strategy, the goal of which is to permit us to obtain regulatory approval for our products as quickly and economically as practicable. For example, the United States Phase III clinical trials of Hextend involved 120 patients and were completed in less than 12 months. Although regulatory requirements vary from country to country, we may be able to file applications for foreign regulatory approval of its products based upon the results of the United States clinical trials. Our application to market Hextend in Canada had been found acceptable for review as a New Drug Submission by the Canadian Health Protection Branch (HPB), and we are now awaiting completion of HPB's review of that application. Regulatory approvals for countries that are members of the European Union may be obtained through a mutual recognition process. We have determined that several member nations would accept an application based upon the United States clinical trials. If approvals based upon those trials can be obtained in the requisite number of member nations, then we would be permitted to market Hextend in all 16 member nations.

     We are conducting a Phase I clinical trial of PentaLyte involving nine subjects. Upon completion of this small safety study, we plan to test PentaLyte as a cardio-pulmonary by-pass pump priming solution and for the treatment of hypovolemia in surgery. PentaLyte contains a lower molecular weight hydroxyethyl starch than Hextend, and is more quickly metabolized. PentaLyte is designed for use when short lasting volume expansion is desirable.

     In order to commence clinical trials for regulatory approval of new products, such as HetaCool, or new therapeutic uses of Hextend, it will be necessary for us to prepare and file with the FDA an Investigational New Drug Application ("IND") or an amendment to expand the present IND for additional Hextend studies. Filings with foreign regulatory agencies will be required to commence clinical trials overseas.

     The cost of preparing regulatory filings and conducting clinical trials is not presently determinable, but could be substantial. It may be necessary for us to obtain additional funds in order to complete clinical trials that may begin for new products or for new uses of Hextend. We plan to negotiate product licensing and marketing agreements that require overseas licensees and distributors of our products to bear regulatory approval and clinical trial costs for their territories.

     In addition to developing clinical trial programs, we plan to continue to provide funding for our laboratory testing programs at selected universities, medical schools and hospitals for the purpose of developing additional uses of Hextend, PentaLyte, HetaCool, and other new products, but the amount of research that will be conducted at those institutions will depend upon our financial status. Because our research and development expenses, clinical trial expenses, and production and marketing expenses will be charged against earnings for financial reporting purposes, management expects that losses from operations will continue to be incurred for the foreseeable future.

                                 USE OF PROCEEDS

     The shares are being offered for sale by the selling shareholder. BioTime will not receive any of the net proceeds from the sale of the shares. We will receive the exercise price of certain warrants owned by the selling shareholder when those warrants are exercised. If all of the warrants covered by this prospectus are exercised, we would receive $1,834,956.16. However, there is no assurance that all of the warrants will be exercised. In this regard, the exercise price of warrants to purchase 77,818 of the shares covered by this prospectus is currently more than the market price of BioTime stock. We will use the proceeds we receive from the exercise of the warrants for general working capital purposes, including research and development expenses and general and administrative expenses.

                               SELLING SHAREHOLDER

     The following table shows the number of shares owned by the selling shareholder and its affiliates prior to this offering, the maximum number of shares that may be sold by the selling shareholder through this prospectus, and the amount and percentage of the outstanding shares that will be owned by the selling shareholder and its affiliates after the completion of this offering.

                                                                             Shares Owned             Percent
Name                             Shares Owned          Shares Offered        After Offering        After Offering
----                             ------------          --------------        --------------        --------------
Greenbelt Corp.                  1,420,642 (1)          622,548(2)             798,094                    6.7%
  277 Park Avenue, 27th Floor
  New York, New York 10172

(1)  Includes  933,825 shares issuable upon the exercise of certain warrants owned beneficially by Greenbelt Corp.,
     67,230 shares owned by Greenbelt Corp, and 7,500 shares that Greenbelt Corp. may acquire within 60 days under its financial advisory agreement.  Alfred D. Kingsley and Gary K. Duberstein control Greenbelt Corp. and may be deemed to beneficially own the warrant shares that Greenbelt Corp. beneficially owns.  Includes 90,750 shares owned by Greenway Partners, L.P.  Greenhouse Partners, L.P. is the general partner of Greenway Partners, L.P.
     and Mr. Kingsley and Mr. Duberstein are the general partners of Greenhouse Partners, L.P.  Greenhouse Partners,
     L.P., Mr. Kingsley and Mr. Duberstein may be deemed to beneficially own the shares that Greenway Partners, L.P.
     beneficially owns.  Includes 310,442 shares owned solely by Mr. Kingsley, as to which Mr. Duberstein disclaims

                                       11





     beneficial ownership.  Includes 10,895 shares owned solely by Mr. Duberstein, as to which Mr. Kingsley disclaims beneficial ownership.

(2)  All of the shares offered for sale may be acquired and sold by Greenbelt Corp. upon the exercise of certain warrants.

     The shares that are being offered for sale by Greenbelt Corp. are shares that they may acquire upon the exercise of certain warrants that they received from us as compensation for financial advisory services under an agreement signed during September 1995. Under our agreement with Greenbelt Corp., we initially issued to them warrants to purchase 311,276 shares at a price of $1.93 per share, and we agreed to issue additional warrants to purchase up to an additional 622,549 shares at a price equal to the greater of (a) 150% of the average market price of the shares during the three months prior to issuance and
(b) $2 per share. The additional warrants were issued in equal quarterly installments over a two year period, beginning October 15, 1995. The exercise price and number of shares for which the warrants may be exercised are subject to adjustment to prevent dilution in the event of a stock split, combination, stock dividend, reclassification of shares, sale of assets, merger or similar transaction. The warrants will expire five years after the date they were issued and may not be exercised after that date. The number of shares issuable upon the exercise of the warrants covered by this prospectus, the exercise prices, and the expiration dates of the warrants are as follows:

     Number of Warrant Shares                    Exercise Price Per Share                    Expiration Date
     ------------------------                    ------------------------                    ----------------
              389,094                                   $ 1.93                                October 15, 2000
               77,818                                   $ 1.93                                January 15, 2001
               77,818                                   $ 2.35                                April 15, 2001
               77,818                                   $ 9.65                                July 15, 2001

     In addition to the warrants covered by this prospectus, Greenbelt Corp. holds additional warrants entitling them to purchase an aggregate of 311,277 shares at prices ranging from $9.42 to $15.74. Those warrants will expire on various dates from October 15, 2001 through July 15, 2002.

     The number of shares and exercise prices shown above have been adjusted for our subscription rights distribution during January 1997 and February 1999 and the payment of a stock dividend during October 1997.

     Our agreement with Greenbelt Corp. required us, upon request, to file a registration statement to register their warrants and the underlying shares for sale under the Act and applicable state securities or "Blue Sky" laws. We will bear the expenses of registration, other than any underwriting discounts or commissions payable to broker-dealers that may be incurred by Greenbelt Corp. in connection with a sale of the warrants or shares. We are not obligated to file more than two such registration statements, other than registration statements on Form S-3. Greenbelt Corp. also is entitled to include warrants and shares in any registration statement that we may file to register other securities for sale under the Act.

     During April 1998, we entered into a new financial advisory services agreement with Greenbelt Corp. The new agreement provides for an initial payment of $90,000 followed by an advisory fee of $15,000 per month that will be paid quarterly. We agreed to reimburse Greenbelt Corp. for all reasonable out-of-pocket expenses incurred in connection with its engagement as financial advisor, and to indemnify Greenbelt Corp. and its officers, affiliates, employees, agents, assignees, and controlling person from any liabilities arising out of or in connection with actions taken on our behalf under the agreement. The agreement has been renewed for a period of twelve months ending March 31, 2001, but instead of cash compensation Greenbelt Corp. will receive 30,000 common shares in four quarterly installments of 7,500 shares each. We have agreed to register those shares for sale under the Act, upon request, on substantially the same terms as the registration provisions pertaining to the warrants under our original agreement with Greenbelt Corp.

                              PLAN OF DISTRIBUTION

     Greenbelt Corp. has advised us that they have requested the registration of the shares included in this prospectus primarily to facilitate the financing of their acquisition or holding of those shares through margin loans under which the shares have been or will be pledged as collateral. Under standard margin loan arrangements, if a selling shareholder were to fail to maintain sufficient margin loan collateral in their stock brokerage account, in the form of securities, cash, or a combination of securities and cash, the lending broker-dealer would have the right to sell the pledged shares to satisfy its margin loan. Greenbelt believes that lenders may require the registration of the shares, which will permit Greenbelt Corp. to sell its shares from time to time on the AMEX at prevailing market prices, or at prices related to the prevailing market price, or in privately negotiated transactions. In the event of the sale of shares, Greenbelt Corp. will bear all broker-dealer commissions payable in connection with the sale of its shares.

     Greenbelt Corp. may obtain margin loan financing from broker-dealers for the purpose of obtaining the funds necessary to exercise the warrants or hold the shares. Greenbelt Corp. may sell the shares in conjunction with the exercise of the warrants or may hold the shares for investment purposes and then sell the shares at a later date. Greenbelt Corp. also may enter into arrangements with broker-dealers under which it may sell warrants to the broker-dealers who will then exercise the warrants for their own accounts and sell the shares as principals. If Greenbelt Corp. sells any warrants to broker-dealers, it would expect to receive a price based upon the market price of the shares then prevailing on the AMEX, less the exercise price of the warrants sold and less a discount or selling concession.

     Broker-dealers who acquire shares from Greenbelt Corp. as principals may resell those shares from time to time in transactions on the AMEX or in negotiated transactions, at prevailing market prices or at negotiated prices, and may receive usual and customary commissions from the purchasers of the shares.

     Greenbelt Corp. has advised us that during the time that it may be engaged in a distribution of their shares it will (a) not engage in any stabilization activity in connection with BioTime securities, (b) cause to be furnished to each broker through whom its shares may be offered the number of copies of this prospectus required by the broker, and (c) not bid for or purchase any BioTime securities or rights to acquire BioTime securities, or attempt to induce any person do so, other than as permitted under the Securities Exchange Act of 1934, as amended. Greenbelt Corp. and any broker-dealers who participate in the sale of their shares may be deemed to be "underwriters" as defined in the Act. Any commissions paid or any discounts or concessions allowed to any broker- dealers in connection with the sale of the shares, and any profits received on the resale of any shares purchased by broker-dealers as principals, may be deemed to be underwriting discounts and commissions under the Act.

                                  LEGAL MATTERS

     The validity of the rights, common shares, and warrants will be passed upon for BioTime by Lippenberger, Thompson, Welch, Soroko & Gilbert LLP, San Francisco, California. A member of Lippenberger, Thompson, Welch, Soroko & Gilbert LLP owns options to purchase 15,000 common shares.

                                     EXPERTS

     The financial statements of BioTime, Inc. as of June 30, 1997 and 1998 and December 31, 1998 and 1999, and for each of the three fiscal years in the period ended December 31, 1999 incorporated by reference in this prospectus from BioTime's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of BioTime's operations) incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     BioTime's Form 10-K for the fiscal year ended December 31, 1999 and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K and prior to the termination of the offering covered by this prospectus are hereby incorporated into this prospectus by reference. A description of the common shares contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, is also incorporated into this prospectus by reference. BioTime will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference but not delivered with this prospectus. Such requests may be addressed to the Secretary of BioTime at 935 Pardee Street, Berkeley, California 94710; Telephone: (510) 845-9535.

     BioTime is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files quarterly, annual, and current reports and proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials BioTime files with Securities and Exchange Commission at the

     Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

                             ADDITIONAL INFORMATION

     BioTime has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. a registration statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to BioTime and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C. upon payment of the requisite fees. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the exhibit.

---------------------

---------------------
No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of BioTime or the facts herein set forth since the date hereof.

                                                     TABLE OF CONTENTS

Prospectus Summary...........................................................3
Risk Factors.................................................................5
The Company..................................................................9
Use of Proceeds.............................................................11
Selling Shareholder.........................................................11
Plan of Distribution........................................................13
Legal Matters...............................................................14
Experts.....................................................................14
Incorporation of Certain Information14
   by Reference.............................................................14
Additional Information......................................................15




---------------------
---------------------



---------------------

---------------------


                                                       BIOTIME, INC.


                                                   622,548 Common Shares

                                                       -------------

                                                        PROSPECTUS

                                                       -------------

                                                      August __, 2000


---------------------

---------------------

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

          The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

Registration Fee-Securities and Exchange Commission...................$1,285.24
Accounting Fees...............................................................*
Legal Fees....................................................................*
Miscellaneous Expenses...................................................___*__
                                                                         ------
                Total..................................................$    *
                                                                         ======
-----------------
*To be filed by amendment.

Item 15.  Indemnification of Directors and Officers.

          Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations. In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Article Four of the Articles of Incorporation of the Registrant contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit

Numbers           Description

4.1       Warrant Agreement+

4.2       Form of Warrant+

5         Opinion of Counsel+

23        Consent of Deloitte & Touche LLP+


+ Filed herewith.

Item 17.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1922, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California on August 16, 2000.

                                                BIOTIME, INC.


                                       By  Paul Segall
                                           ------------------------------
                                           Paul Segall, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                          Title                                       Date
         ---------                          -----                                       ----
/s/Paul E. Segall
----------------------
Paul E. Segall, Ph.D.               Chairman, Chief Executive Officer and               August 16, 2000
                                    Director (Principal Executive Officer)

/s/Ronald S. Barkin
----------------------
Ronald S. Barkin                    President and Director                              August 16, 2000

/s/Harold D. Waitz
----------------------
Harold D. Waitz, Ph.D.              Vice President and Director                         August 16, 2000

/s/Hal Sternberg
----------------------
Hal Sternberg, Ph.D.                Vice President and Director                         August 16, 2000

/s/Victoria Bellport
----------------------
Victoria Bellport                   Chief Financial Officer and                         August 16, 2000
                                    Director (Principal Financial and
                                    Accounting Officer)

/s/Judith Segall
----------------------
Judith Segall                       Vice President, Corporate Secretary                 August 16, 2000
                                    and Director

----------------------
Jeffrey B. Nickel                   Director                                            August__, 2000

----------------------
Milton H. Dresner                   Director                                            August__, 2000

                                      II-4

                                  EXHIBIT INDEX

Exhibit
Numbers           Description
--------          -----------
4.1           Warrant Agreement+

4.2           Form of Warrant +

5             Opinion of Counsel+

23            Consent of Deloitte & Touche LLP+


+ Filed herewith.